Exhibit 99

ActiveCare Announces

12/17/2013 Orem, Utah.  ActiveCare, Inc. (OTCQB: ACAR) (www.activecare.com), a leader in diabetes management and wellness services, announced today it completed the sale of $3,120,000 in 8% Original Issue Discount Senior Convertible Series F Preferred in a private placement.  Under the terms of the securities purchase agreement with Hillair Capital Investments L.P.  and other investors (“Investors”), ActiveCare has authorized the sale of up to a total of $6,000,000 of its Series F Preferred shares.  The Series F Preferred shares are convertible into shares of ActiveCare common stock at a $1.00 per share.  The Investors have also been issued a Warrant to purchase 3,120,000 shares of the Company’s common stock.  The Warrants have an exercise price of $1.10 per share.

The securities offered in the private placement financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered in the private placement only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities of ActiveCare, Inc., nor shall there be any sale of any securities of ActiveCare in the private placement or otherwise where such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under applicable securities laws.

About ActiveCare

ActiveCare, Inc. provides patented diabetes and chronic disease management and wellness solutions that increase visibility, lower costs and provide real-time care for members resulting in improved outcomes.  Utilizing state-of-the-art meters with embedded cellular technology, trained CareSpecialists can intervene in real-time and provide members with the support needed to control their disease 24 hours a day, every day.  Headquartered in Orem, Utah and publicly traded on the OTC Bulletin Board under symbol ACAR, ActiveCare’s solution is revolutionizing the way employers, individuals and their health plans monitor chronic disease.  To learn more about ActiveCare, Inc., visit the website at www.activecare.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding ActiveCare’s expectations with respect to strategic opportunities and possible future transactions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers of this press release are referred to the company's filings with the Securities and Exchange Commission, including ActiveCare's reports on Form 10-K, Forms 10-Q and Forms 8-K for further discussions of factors that could affect the Company's business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. ActiveCare assumes no obligation to update forward-looking statements if conditions or management's estimates or opinions should change.